                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

[X] FORM 10-K [ ] FORM 20-F [ ] FORM 11-K [ ] FORM 10-Q [ ] FORM N-SAR

For Period Ended:  December 31, 1999

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended:


--------------------------------------------------------------------------------


         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.


--------------------------------------------------------------------------------

         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:



--------------------------------------------------------------------------------

PART I - REGISTRANT INFORMATION

--------------------------------------------------------------------------------


         Full Name of Registrant:     Rx Medical Services Corp.
         Former Name if Applicable:   ARM Financial Corp.

Address of Principal Executive Office (Street and Number)

                     888 East Las Olas Boulevard, Suite 210

City, State and Zip Code:

                         Fort Lauderdale, Florida 33301

--------------------------------------------------------------------------------

PART II - RULES 12b-25(b) AND (c)

--------------------------------------------------------------------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25 (b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without reasonable effort or expense;

[ ] (b) The subject annual report semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

--------------------------------------------------------------------------------

PART III - NARRATIVE

--------------------------------------------------------------------------------

State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

          The audit of the financial statements of the registrant for the year ended December 31, 1999 has not yet been completed. Once said audit is completed the registrant will be in a position to file the annual report on Form 10-K for the year ended December 31, 1999. The registrant anticipates that the annual report on Form 10-K for the year ended December 31, 1999, will be filed on or about October 31, 2000.

--------------------------------------------------------------------------------

PART IV - OTHER INFORMATION

--------------------------------------------------------------------------------

         (1) Name and telephone number of person to contact in regard to this notification

 Dennis A. Dolnick              (954)          462-1711 [Ext. 14]
--------------------------------------------------------------------------------
(Name)                        (Area Code)      (Telephone Number)

         (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report (s) been filed? If the answer is no, identify report(s).

                                    [ ]  Yes       [X]  No

         The annual report on Form 10-K for the year ended December 31, 1998.

         The quarterly report on Form 10-Q for the quarter ended March 31, 1999.

         The quarterly report on Form 10-Q for the quarter ended June 30, 1999.

         The quarterly report on Form 10-Q for the quarter ended September 30, 1999.

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                    [ ]  Yes       [X]  No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                            Rx MEDICAL SERVICES CORP.
--------------------------------------------------------------------------------
                  (Name of Registrant as specified in charter)


has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:    March 24, 2000                     By: /s/ Michael L. Goldberg
                                                -----------------------
                                                Michael L. Goldberg
                                                Chief Executive Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


--------------------------------------------------------------------------------
                                    ATTENTION


         Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).





                                       3